Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125987, 333-136869 and 333-148813 each on Form S-3 of our report dated March 16, 2007 (October 2, 2007 as to the restatement discussed in Note 24), relating to the consolidated statements of operations and comprehensive income, equity and cash flows (before retrospective adjustments to the financial statements) for the year ended December 31, 2006 of Winthrop Realty Trust (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adjustments made to retrospectively apply the reverse stock split and the provisions of Statement of Financial Accounting Standards No. 160) appearing in this Current Report on Form 8-K filed on August 27, 2009.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
August 27, 2009

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